CONSENT OF INDEPENDENT ACCOUNTANTS


January 26, 1999


We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement of The Victory Portfolios on Form N-14 (File No. 333-68963) of our reports dated December 11, 1998 on our audits of the financial statements and financial highlights of The Victory Portfolios (comprising, respectively, the U.S. Government Obligations Fund, Prime Obligations Fund, Financial Reserves Fund, Tax Free Money Market Fund, Ohio Municipal Money Market Fund, Limited Term Income Fund, Intermediate Income Fund, Fund for Income, Government Mortgage Fund, Investment Quality Bond Fund, National Municipal Bond Fund, New York Tax Free Fund, Ohio Municipal Bond Fund, Balanced Fund, Convertible Securities Fund, Real Estate Investment Fund, Value Fund, Lakefront Fund, Diversified Stock Fund, Stock Index Fund, Growth Fund, Special Value Fund, Ohio Regional Stock Fund, International Growth Fund, Special Growth Fund, Institutional Money Market Fund, Federal Money Market Fund, LifeChoice Moderate Growth Fund, LifeChoice Growth Fund and LifeChoice Conservative Growth Fund), which reports are included in the Annual Reports to Shareholders for the year ended October 31, 1998, which are incorporated by reference in this Pre-Effective Amendment to the Registration Statement. We also consent to the references to our Firm under the captions "Financial Highlights" in the
Prospectus for the Ohio Municipal Bond Fund, Diversified Stock Fund and International Growth Fund and under the caption "Financial Statements" in the Combined Proxy Statement in this Pre-Effective Amendment No. 1 to the Registration Statement of The Victory Portfolios on Form N-14.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

Columbus, Ohio